Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GLOBAL INDUSTRIES, LTD.

Global Industries, Ltd., a Louisiana corporation (the “Corporation”), acting through its undersigned Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, Russell Robicheaux, and by authority of its Board of Directors, does hereby certify that:

FIRST: The Amended and Restated Articles of Incorporation set forth in paragraph Fifth below accurately copy the Articles of Incorporation of the Corporation and all amendments thereto in effect on the date hereof without substantive change except changes made by the amendment described in Paragraph Fourth below.

SECOND: The amendment has been effected in conformity with law.

THIRD: The date of incorporation of the Corporation was May 1, 1990, and the date of these Amended and Restated Articles of Incorporation is November 30, 2011.

FOURTH: On September 10, 2011, the Board of Directors of the Corporation, at a duly-convened meeting, recommended an amendment to, and, subject to approval of such amendment by the Corporation’s shareholders, authorized this restatement of, the Corporation’s Articles of Incorporation, as so amended. On November 30, 2011, the shareholders of the Corporation, at a duly-convened meeting of the shareholders at which there were present or duly represented holders of a quorum of the Corporation’s common stock, par value $0.01 per share, which is the only class of shares of capital stock of the Corporation outstanding, approved the amendment by a vote of 88,827,003 shares “FOR” to 270,390 shares “AGAINST,” with 36,717 shares present abstaining or otherwise not voting. The amendment (i) deleted from the Articles of Incorporation Article 8, which placed limitations on ownership of capital stock of the Corporation by non-U.S. citizens and (ii) renumbered Articles 9 and 10 as Articles 8 and 9.

FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE 1

NAME

The name of the Corporation is GLOBAL INDUSTRIES, LTD.

ARTICLE 2

PURPOSE

The Corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of the State of Louisiana.

ARTICLE 3

CAPITAL

(a) The total authorized capital stock of the Corporation is Two Hundred Fifty Million (250,000,000) shares of Common Stock of $0.01 par value per share and Thirty Million (30,000,000) shares of Preferred Stock of $0.01 par value per share.

(b) Shares of Preferred Stock may be divided into and issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights of the Preferred Stock of each series. The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, and the shares of Preferred Stock or any series thereof may have full or limited voting powers. Any of the series terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation, provided that the manner in which such facts shall operate upon such series terms is clearly and expressly set forth in the Articles of Incorporation.

(c) Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

(d) Subject to the preferences of any series of Preferred Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

(e) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(f) The holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them.

(g) Whenever reference is made in this Article 3 to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock. Except as otherwise provided in these Articles of Incorporation, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.

(h) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in these Articles of Incorporation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

(i) No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

ARTICLE 4

DIRECTORS

(a) The number of directors of the Corporation shall be fixed as specified or provided for in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws shall so provide. No holders of Preferred Stock or Common Stock of the Corporation shall have any right to cumulate votes in the election of directors.

(b) Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

(c) The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties; including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding and provision of this Article 4(c), this Article is not intended to confer any rights on any subsidiary of the Corporation, or any of the Corporation’s or its subsidiaries’ employees, customers, creditors or other members of the communities in which it or they do business.

ARTICLE 5

BY-LAWS

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the shareholders; provided, however, that no such adoption, amendment or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the shareholders; and further provided, that by-laws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the shareholders.

ARTICLE 6

LIMITATION OF LIABILITY AND INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Business Corporation Law of the State of Louisiana, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the powers set forth in Section 83F of the Business Corporation Law of the State of Louisiana to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

ARTICLE 7

AMENDMENT

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Articles of Incorporation or by-laws of the Corporation, from time to time, to amend the Articles of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by the Articles of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE 8

REVERSION

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (A) payment or the amount of any cash or property dividend or redemption price or (B) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article 9, to the persons or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE 9

FAIR PRICE PROTECTION AND CONTROL SHARE ACQUISITION

(a) The Corporation disclaims and shall not have the benefits of and elects not to be governed by Section 132 through 134 of the Business Corporation Law of the State of Louisiana.

(b) The Corporation disclaims and shall not have the benefits of and elects not to be governed by Sections 135 through 140.2 of the Business Corporation Law of the State of Louisiana, and the provisions thereof shall not apply to control share acquisitions (as defined in Section 135) of shares of the Corporation.

These Amended and Restated Articles of Incorporation are dated the date set forth in paragraph Third above.

GLOBAL INDUSTRIES, LTD.

By:	/s/ Russell Robicheaux
Russell Robicheaux
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

ACKNOWLEDGEMENT

STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned Notary Public in and for the County and State aforesaid, personally came and appeared Russell Robicheaux, to me known to be the person who signed the foregoing instrument as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary of Global Industries, Ltd., and who, having been duly sworn, acknowledged and declared, in the presence of the two competent witnesses whose names are subscribed below, that he signed such instrument as said corporation’s and his free act and deed for the purposes mentioned therein.

IN WITNESS WHEREOF, the appearer, witnesses and I have hereunto affixed our hands on this 30th day of November, 2011, at Houston, Texas.

WITNESSES:	GLOBAL INDUSTRIES, LTD.

	By:	/s/ Russell Robicheaux
Printed Name:		Russell Robicheaux Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
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